[SIDEBAR GRAPHIC]

[CAMBREX LOGO]

[NEWS RELEASE GRAPHIC]

Date:       September 27, 2004
Contact:    Luke M. Beshar                     Anne-Marie Hess
            Executive Vice President & CFO     Director, Investor Relations
Phone:      201-804-3010                       201-804-3062
Email:      luke.beshar@cambrex.com            annemarie.hess@cambrex.com
Release:    Immediate

                 CAMBREX REVIEWS 2004 OUTLOOK ON CONFERENCE CALL

      East Rutherford, NJ - September 27, 2004 - Cambrex Corporation (NYSE: CBM) today reported that the Company's full year 2004 earnings are expected to be less than the Company's previous guidance of $1.10 - $1.20 per share, fully diluted. The Company now expects 2004 earnings per share to be in the range of $0.90 to $1.00, fully diluted, with fourth quarter 2004 revenue and earnings representing a disproportionately higher percentage of the second half due to the timing of contracts and shipments. The revised guidance is principally the result of customer-requested and regulatory delays and postponed shipments of product in inventory.

BUSINESS SEGMENT DETAILS

      For the Human Health segment, the Company is revising its 2004 sales growth target to 4 - 8%, from the prior guidance of 5 - 10% due primarily to two externally controlled events: a) a delay in the regulatory approval of a generic active pharmaceutical ingredient (API) and b) another client postponing the shipment of an API order to early 2005.

      For the Biopharma segment, the Company will continue to experience sequential quarterly revenue improvement throughout 2004, but is revising its full year sales growth target to 10 - 15% from the previous guidance of 20 - 30%, primarily due to the recent slippage of two projects. A shipment of product, with revenues of approximately $4 million, has been postponed from the fourth quarter 2004. The second project, with revenues of approximately $2 million, was moved from the fourth quarter 2004 to early 2005 due to the client postponing the expected start

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

[SIDEBAR GRAPHIC]


date. Additionally, the Company is currently reassessing the expected rate of recovery and growth of the Biopharma segment versus previous long-term projections to determine if goodwill impairment may be necessary.

      The Bioproducts segment continues to perform well across all product categories and is achieving previously issued guidance of 10 - 15% sales growth in 2004.

      John R. Leone, President and CEO commented, "While we are experiencing delays in the timing of shipments due to shifting client needs, we are confident that our long-term strategic direction and the positive underlying market fundamentals will enable us to build a more consistent revenue stream. Our funnel of new project opportunities is expanding driven by the robust pipeline of drugs in development, biotech funding, and pharmaceutical and government spending."

      The change in the sales outlook for the Biopharma and Human Health segments and the resulting expected geographic mix of income has changed the Company's expected range of tax rates for 2004 to approximately 34% from previous guidance of approximately 32%. The Company is not currently recognizing income tax benefits associated with domestic pre-tax losses, and as such, it is expected that the tax rate will continue to be unusually high and display quarter-to-quarter volatility until domestic pre-tax earnings are consistently positive, at which time the tax rate is expected to be approximately 30%.

      The Conference Call to discuss the 2004 revised guidance will begin at 8:30 a.m. Eastern Time on Tuesday, September 28, 2004 and last approximately 45 minutes. Those wishing to participate should call 1-888-634-4003 for Domestic, and +1-706-634-6653 for International. Please use the conference ID 1133622 and call approximately 10 minutes before the start time. The Conference Call will also be webcast in the Investor Relations section of the Cambrex website located at www.cambrex.com. The webcast will be available for approximately thirty (30) days following the call.

      A replay of the Conference Call will be available approximately two hours after the completion of the call through the end of business day, Tuesday, October 5, 2004 by calling 1-800-642-1687 for Domestic, and +1-706-645-9291 for
International. Please use the conference ID 1133622 to access the replay.

[SIDEBAR GRAPHIC]


FORWARD LOOKING STATEMENTS

      This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Rule 3B-6 under The Securities Exchange Act of 1934, including, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities. These statements may be identified by the fact that words such as "expects", "anticipates", "intends", "estimates", "believes" or similar expressions are used in connection with any discussion of future financial and operating performance. The forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations including but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and/or regulations (particularly environmental issues), tax rate, technology, manufacturing and legal issues, unfavorable results shipments, changes in foreign exchange rates, performance of minority investments, un-collectable receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, and lack of suitable raw materials or packaging materials. For further details and a discussion of these and other risks and uncertainties, investors are cautioned to review the Cambrex Annual Report on Form 10-K, including the Forward-Looking Statement and Risk Factors That May Impact Future Results sections therein, and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                     # # #